Exhibit 99.1

EXPRESSJET REPORTS FEBRUARY 2009 PERFORMANCE

                HOUSTON, March 11, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for February 2009 for its ExpressJet Airlines subsidiary.  The results include statistics for contract operations, including charter activities.

                During the month, ExpressJet revenue passenger miles (RPM) totaled 524 million, and available seat miles (ASM) flown were 753 million.  ExpressJet's February load factor was 69.6%.  The company flew 49,549 block hours and operated 25,911 departures during the month.  ExpressJet had a total of 244 planes in its fleet during February – 214 allocated to flying as Continental Express and 30 operating in its corporate aviation (charter) division.

About ExpressJet

              ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 127 scheduled destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports February 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending February 28, 2009	System

Revenue Passenger Miles (millions)	524
Available Seat Miles (ASM) (millions)	753
Passenger Load Factor	69.6%
Block Hours	49,549
Departures	25,911
Stage Length	583

Year to date	System

Revenue Passenger Miles (millions)	1,063
Available Seat Miles (ASM) (millions)	1,549
Passenger Load Factor	68.6%
Block Hours	102,215
Departures	53,355
Stage Length	583

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